INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------

To the Board of Directors of
UMB Scout Balanced Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Balanced Fund, Inc.
       Form N-17f-2
       File Number 811-7323


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT BALANCED FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT BALANCED FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT BALANCED FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT BALANCED FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.








Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                                   Date examination completed:

     811-7323                                                                                            June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK  01 01975         AZ   13813                 AR   95-M0973-01       CA 309-0435         CO   IC-96-11-035
------------------------------------------------------------------------------------------------------------------------------------
CT   214190             DE   8679            DC   *                     FL                     GA   SC-1503        HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48840              IL   46939           IN   95-0552-IC            IA   I-35040           KS 96S0001317       KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874              ME   1888671         MD   SM980020              MA   989285            MI   227112         MN   R-38561.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-007       MO   1995-00972      MT   33980                 NE   30114             NV   *              NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   316770          NY   S 27 53 18            NC   *                 ND   U 556          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032623         OR   1998-0080       PA   95-10-030MF           RI   *                 SC   MF11224        SD   12178
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2592          TX   C 48752         UT   006-6364-13           VT   1/16/98-20        VA   2611           WA   60018053-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24124           WI   341391-03       WY   20512                 PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
-------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Balanced Fund, Inc.
-------------------------------------------------------------------------------

4. Address of principal executive office:(number, street, city, state, zip code) 700 Karnes Boulevard, BMA Tower, Kansas City, Missouri 64108
-------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Balanced Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT BALANCED FUND, INC.


By  /s/ Ralph R. Santoro
    ------------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Bond Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Bond Fund, Inc.
       Form N-17f-2
       File Number 811-3558


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT BOND FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT BOND FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management UMB SCOUT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                  Date examination completed:

     811-3558                                                                           June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 01976        AZ   8464                 AR   85-MO995-01     CA   504-5891      CO   IC-91-02-933
------------------------------------------------------------------------------------------------------------------------------------
CT   214191               DE   8680            DC   *                    FL                   GA   SC-1504       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48841                IL   47215           IN   85-0449 IC           IA   I-19076         KS   83S0000725    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1889036         MD   SM980019             MA   989277          MI   227117        MN   R-28089.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-006         MO   Q-MT-1289       MT   9201                 NE   11060           NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   316771          NY   S 27 53 22           NC   *               ND   U557          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032625           OR   1998-0080       PA   87-08-114MF          RI   *               SC   MF11225       SD   10195
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2593            TX   C 39434         UT   006-6364-13          VT   1/16/98-21      VA   2610          WA   60019819-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24125             WI   341390-03       WY   20517                PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Bond Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Bond Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT BOND FUND, INC.


By  /s/ Ralph R. Santoro
   --------------------------------------
   Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Capital Preservation Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Capital Preservation Fund, Inc.
       Form N-17f-2
       File Number 811-08511


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT CAPITAL PRESERVATION FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of about UMB SCOUT CAPITAL PRESERVATION FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that about UMB SCOUT CAPITAL PRESERVATION FUND, INC. complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of about UMB SCOUT CAPITAL PRESERVATION FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-08511                                                                                   June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK   01 02859          AZ   19464                AR   98-M0144-01     CA   *             CO   IC-98-14-096
------------------------------------------------------------------------------------------------------------------------------------
CT   214192             DE   8692              DC                        FL                   GA   SC-1672       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   49022              IL   147745            IN   98-0154IC            IA   I-40771         KS   98S0000983    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874              ME   1-10585           MD   SM980388             MA   989278          MI   920394        MN   R-40432.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-02-110       MO   1998-00212        MT   38632                NE   35013           NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   321637            NY   S 28 21 76           NC   7539            ND   U943          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2025490         OR   1998-0080         PA   98-02-045MF          RI   *               SC   MF11349       SD   14240
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2594          TX   C 55304           UT   006-6364-13          VT   2/11/98-02      VA   2629          WA   60020134
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24532           WI   344040-03         WY   20815                PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Capital Preservation Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Capital Preservation Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT CAPITAL PRESERVATION FUND, INC.


By  /s/ Ralph R. Santoro
   ---------------------------------------
   Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Federal Portfolio
     and
the Securities and Exchange Commission:

RE:    UMB Scout Money Market Fund, Inc. - Federal Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO (the Company) complied with the requirements of subsections (b) and
(c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                           Date examination completed:

     811-3528                                                                                    June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK   01 01977       AZ   8466                  AR   85-M1012-02     CA   504-5889        CO   IC-91-02-935
------------------------------------------------------------------------------------------------------------------------------------
CT   214194             DE   5513           DC   *                     FL                   GA   SC-1505         HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48842              IL   47216          IN   85-0335IC             IA   I-26312         KS   83S0000723      KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874              ME   1889402        MD   SM980023              MA   989279          MI   227116          MN   R-28088.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-003       MO   Q-MT-1282      MT   9203                  NE   22646           NV   *               NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   316772         NY   *                     NC   *               ND   U558            OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032626         OR   1998-0080      PA   87-08-113MF           RI   *               SC   MF11226         SD   10198
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2595          TX   C 39436        UT   006-6364-13           VT   1/16/98-19      VA   2609            WA   60019820-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24126           WI   341389-03      WY   20516                 PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Money Market Fund, Inc. - Federal Portfolio
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 -----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Money Market Fund, Inc. - Federal Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Prime Portfolio
     and
the Securities and Exchange Commission:

RE:    UMB Scout Money Market Fund, Inc. - Prime Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO (the Company) complied with the requirements of subsections (b) and
(c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                           Date examination completed:

     811-3528                                                                                    June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
 AL   *                   AK   0101978         AZ   8467                AR                     CA   504-5889      CO   IC-91-02-935
------------------------------------------------------------------------------------------------------------------------------------
 CT   214193              DE   5514            DC   *                   FL                     GA   SC-1505       HI   *
------------------------------------------------------------------------------------------------------------------------------------
 ID   48843               IL   47216           IN   85-0335IC           IA                     KS   98S0001427    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
 LA   71874               ME   1889767         MD   SM980022            MA   989280            MI   227110        MN   R-28088.1
------------------------------------------------------------------------------------------------------------------------------------
 MS   MF-98-01-008        MO   Q-MT-1282       MT   33721               NE                     NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
 NJ                       NM   316773          NY   S275320             NC   *                 ND   U559          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
 OK   SE-2032627          OR   1998-0080       PA   87-08-113MF         RI   *                 SC   MF11227       SD   10199
------------------------------------------------------------------------------------------------------------------------------------
 TN   RM00-2595           TX   C 39437         UT   006-6364-13         VT   1/16/98-18        VA   2609          WA   60019821-e
------------------------------------------------------------------------------------------------------------------------------------
 WV   MF-24127            WI   341388-03       WY   20516               PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Money Market Fund, Inc. - Prime Portfolio
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Money Market Fund, Inc. - Prime Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Regional Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Regional Fund, Inc.
       Form N-17f-2
       File Number 811-4860


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT REGIONAL FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT REGIONAL FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT REGIONAL FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT REGIONAL FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                       Date examination completed:

     811-4860                                                                                June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK   01 01979          AZ   8465                 AR   93-MO515-01     CA   505-5204      CO   IC-92-03-564
------------------------------------------------------------------------------------------------------------------------------------
CT   214195             DE   8681              DC   *                    FL                   GA   SC-1500       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48844              IL   148954            IN   91-0446 IC           IA   I-26193         KS   87S0001009    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874              ME   1890132           MD   SM980021             MA   989281          MI   227113        MN   R-35201.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-001       MO   203294            MT   28405                NE   22604           NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   316774            NY   S 27 53 23           NC   *               ND   U560          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032628         OR   1998-0080         PA   91-08-012MF          RI   *               SC   MF11228       SD   9889
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2597          TX   C 39435           UT   006-6364-13          VT   1/16/98-23      VA   2615          WA   60019806-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24145           WI   341392-03         WY   20514                PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Regional Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------




      We, as members of management of UMB Scout Regional Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT REGIONAL FUND, INC.


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Stock Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Stock Fund, Inc.
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT STOCK FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT STOCK FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                      Date examination completed:

     811-3557                                                                                June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 01980       AZ   8468                 AR   85-M1011-01      CA   504-5890       CO   IC-91-02-936
------------------------------------------------------------------------------------------------------------------------------------
CT   214196               DE   8682           DC   *                    FL                    GA   SC-1501        HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48845                IL   47217          IN   85-0334 IC           IA   I-19089          KS   83S0000724     KY    M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1890497        MD   SM980017             MA   989282           MI   227111         MN   R-28087.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-005         MO   Q-MT-1290      MT   9204                 NE   11064            NV   *              NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   316775         NY   S 27 53 17           NC   *                ND   U561           OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032629           OR   1998-0080      PA   87-08-112MF          RI   *                SC   MF11218        SD   10196
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2598            TX   C 39438        UT   006-6364-13          VT   1/16/98-22       VA   2614           WA   60019807-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24121             WI   341393-03      WY   20518                PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Stock Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT STOCK FUND, INC.


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of UMB Scout Tax-Free Money Market Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Tax-Free Money Market Fund, Inc.
       Form N-17f-2
       File Number 811-3556


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                      Date examination completed:

     811-3556                                                                               June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 01981          AZ   8469                AR   87-M0202-01     CA 504-5892       CO   IC-91-02-934
------------------------------------------------------------------------------------------------------------------------------------
CT   214197               DE   8683              DC   *                   FL                   GA   SC-1506      HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48846                IL   47218             IN   85-0448 IC          IA   I-19077         KS 86S0000282     KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1890863           MD   SM980024            MA   989283          MI   227115       MN   R-28108.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-004         MO   Q-MT-1298         MT   9202                NE   11066           NV   *            NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   316776            NY   S 27 53 19          NC   *               ND   U562         OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032630           OR   1998-0080         PA   87-08-115MF         RI   *               SC   MF11219      SD   10197
------------------------------------------------------------------------------------------------------------------------------------
TN RM00-2599              TX   C 39439           UT   006-6364-13         VT   1/16/98-24      VA   2613         WA   60019805-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24122             WI   341395-03         WY   20515               PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Tax-Free Money Market Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Tax-Free Money Market Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT TAX-FREE MONEY MARKET FUND, INC.


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Worldwide Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Worldwide Fund, Inc.
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT WORLDWIDE FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT WORLDWIDE FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                              Date examination completed:

          811-7472                                                                                        June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 01982       AZ   8694                 AR   93-M0328-01      CA   308-7989      CO   IC-94-06-769
------------------------------------------------------------------------------------------------------------------------------------
CT   214198               DE   8684           DC   *                    FL                    GA   SC-1507       HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   48847                IL   46068          IN   93-0423 IC           IA   I-29840          KS   94S0000015    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1891228        MD   SM980018             MA   989284           MI   227114        MN   R-36764.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-98-01-002         MO   1993-00673     MT   28321                NE   25994            NV   *             NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   316777         NY   S 27 53 21           NC   7489             ND   U563          OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2032631           OR   1998-0080      PA   93-07-010MF          RI   *                SC   MF11220       SD   10597
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2600            TX   C 42953        UT   006-6364-13          VT   1/16/98-25       VA   2612          WA   60019803-e
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-24123             WI   341394-03      WY   20513                PUERTO RICO  S-19806
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Fund, Inc.
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 -----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Worldwide Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT WORLDWIDE FUND, INC.


By  /s/ Ralph R. Santoro
    ---------------------------------------
    Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
       Form N-17f-2
       File Number 811-08513


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                           Date examination completed:

     811-08513                                                                                   June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL                      AK                     AZ                        AR                   CA                 CO
------------------------------------------------------------------------------------------------------------------------------------
CT                      DE                     DC                        FL                   GA                 HI
------------------------------------------------------------------------------------------------------------------------------------
ID                      IL                     IN                        IA                   KS   98S0000990    KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874              ME                     MD                        MA                   MI                 MN
------------------------------------------------------------------------------------------------------------------------------------
MS                      MO   1998-00198        MT                        NE                   NV                 NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM                     NY                        NC                   ND                 OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK                      OR   1998-0080         PA                        RI                   SC                 SD
------------------------------------------------------------------------------------------------------------------------------------
TN                      TX                     UT   006-6364-13          VT                   VA                 WA
------------------------------------------------------------------------------------------------------------------------------------
WV                      WI                     WY                        PUERTO RICO
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
--------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Kansas Tax-Exempt Bond Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.


UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC.


By  /s/ Ralph R. Santoro
   ---------------------------------------
   Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Directors of
UMB Scout Worldwide Select Fund
     and
the Securities and Exchange Commission:

RE:    UMB Scout Worldwide Select Fund
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT WORLDWIDE SELECT FUND (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT WORLDWIDE SELECT FUND, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE SELECT FUND complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE SELECT FUND and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                            Date examination completed:

          811-7472                                                                June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 03636        AZ   23261            AR   93-M0328-02      CA   308-7989         CO   IC-94-06-769
------------------------------------------------------------------------------------------------------------------------------------
CT   1001461              DE   9072            DC   *                FL                    GA   SC-1507          HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   50644                IL   46068           IN   93-0423 IC       IA   I-44127          KS 1999S0001139       KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1-13461         MD   SM990911         MA   *                MI   230926           MN   R-36764.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-99-04-111         MO   1993-00673      MT   41176            NE   37938            NV   *                NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   324818          NY   S 28 75 37       NC   7489             ND   Y343             OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2028490           OR   1998-0080       PA   93-07-010MF      RI   *                SC   MF12209          SD   18922
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2600            TX   C 59102         UT   006-6364-13      VT   4/23/99-12       VA   2612             WA   C-60023421
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-34890             WI   367263-03       WY   20513            PUERTO RICO  *
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Select Fund
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------
INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Worldwide Select Fund (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT WORLDWIDE SELECT FUND


By  /s/ Ralph R. Santoro
   ---------------------------------------
   Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT


To the Board of Directors of
UMB Scout Stock Select Fund
     and
the Securities and Exchange Commission:

RE:    UMB Scout Stock Select Fund
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT STOCK SELECT FUND (the Company) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT STOCK SELECT FUND, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK SELECT FUND complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK SELECT FUND and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.








Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                      Date examination completed:

     811-3557                                                                                June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                    AK   01 03635        AZ   23260              AR   85-M1011-02     CA   504-5890         CO   IC-91-02-936
------------------------------------------------------------------------------------------------------------------------------------
CT   1001460              DE   9071            DC   *                  FL                   GA   SC-1501          HI   *
------------------------------------------------------------------------------------------------------------------------------------
ID   50643                IL   47217           IN   85-0334 IC         IA   I-44126         KS   1999S0001138     KY   M34790
------------------------------------------------------------------------------------------------------------------------------------
LA   71874                ME   1-13460         MD   SM990910           MA   *               MI   923555           MN   R-28087.1
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-99-04-110         MO   0002-08313      MT   41175              NE   37937           NV   *                NH   *
------------------------------------------------------------------------------------------------------------------------------------
NJ                        NM   324817          NY   S 28 75 36         NC   *               ND   Y342             OH   27700
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2028491           OR   1998-0080       PA   87-08-112MF        RI   *               SC   MF12210          SD   18921
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2598            TX   C59101          UT   006-6364-13        VT   4/23/99-11      VA   2614             WA   60023422
------------------------------------------------------------------------------------------------------------------------------------
WV   MF-34889             WI   367262-03       WY   20518              PUERTO RICO  *
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Select Fund
--------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Stock Select Fund (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT STOCK SELECT FUND


By  /s/ Ralph R. Santoro
   ---------------------------------------
   Ralph R. Santoro, Senior Vice President

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------



To the Board of Directors of
UMB Scout Funds
     and
the Securities and Exchange Commission:

RE:    UMB Scout Funds
       Form N-17f-2
       File Number 811-09813


     We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that UMB SCOUT FUNDS, INC. (including two series, UMB Scout Technology Fund and UMB Scout Equity Index Fund) (the Trust) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 30, 2001. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2001, with respect to securities of UMB SCOUT FUNDS, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants
        Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT FUNDS complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 with respect to securities reflected in the investment accounts of the Trust is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT FUNDS and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Kansas City, Missouri
September 13, 2001

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                           Date examination completed:

     811-09813                                                                                   June 30, 2001
------------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
AL   *                  AK   01 03302,       AZ   26608,            AR   00-M0325-01,    CA   *                CO   IC-2000-18-580
                             01 03303             26609                  00-M0325-02
------------------------------------------------------------------------------------------------------------------------------------
CT   1007101,           DE   29956,          DC   *                 FL                   GA   SC-40734         HI   *
     1007102                 29957
------------------------------------------------------------------------------------------------------------------------------------
ID   52167,             IL   148234          IN   00-0346IC         IA   I-46968,        KS   2000S0001251,    KY
     52168                                                               I-46969              2000S0001252
------------------------------------------------------------------------------------------------------------------------------------
LA                      ME   1-13458,        MD   SM20000901,       MA   *               MI   233313,          MN   R-42778.1
                             1-13459              SM20000900                                  233314
------------------------------------------------------------------------------------------------------------------------------------
MS   MF-00-03-312,      MO   *               MT   43387,            NE   40258,          NV   *                NH   *
     MF-00-03-313                                 43388                  40259
------------------------------------------------------------------------------------------------------------------------------------
NJ                      NM   323528,         NY   *                 NC   *               ND   AB353,           OH
                             323529                                                           AB354
------------------------------------------------------------------------------------------------------------------------------------
OK   SE-2028488,        OR                   PA   00-03-120MF       RI   *               SC   MF-12955         SD   21867,
     SE2028489                                                                                MF-12956              21868
------------------------------------------------------------------------------------------------------------------------------------
TN   RM00-2596          TX   C62240,         UT                     VT   3/31/00-05,     VA   2894             WA   60026259,
                             C62241                                      3/31/00-06                                 60026258
------------------------------------------------------------------------------------------------------------------------------------
WV   MF37974,           WI   386282-03,      WY   21645             PUERTO RICO   S-22921,
     MF37975                 386358-03                                            S-22922
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):
        *Indicates Fund is registered in state but state does not issue identification numbers
         Securities in the UMB Scout Funds Combined Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund, Worldwide Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
--------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Funds
--------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zip code)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
--------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
------------------
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
----------
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are conducted solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
                 ----------------------------------------------
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940
            --------------------------------------------------------


      We, as members of management of UMB Scout Funds (the "Trust") (including two series, UMB Scout Technology Fund and UMB Scout Equity Index Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17F-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2001 and from April 30, 2001 through June 30, 2001.

      Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2001 and from April 30, 2001 through
June 30, 2001, with respect to securities reflected in the investment account of the Company.



UMB SCOUT FUNDS


By  /s/ Ralph R. Santoro
   ---------------------------------------
   Ralph R. Santoro, Senior Vice President